Exhibit 10.4

Final

[DATE]

[PARTICIPANT NAME]

[ADDRESS]

Dear [PARTICIPANT NAME]:

Flexsteel Industries, Inc. is pleased to extend to you this Award of Nonqualified Stock Options (“NSOs”) under the Omnibus Stock Plan. The details of your Award are contained in the Notification of Award attached to this letter.

As described in the Notification of Award, you are entitled to purchase Company Shares at the Exercise Price Per Share, and according to the other terms, described in the Notification of Award.

Sincerely,

Jerald K. Dittmer

President & Chief Executive Officer

Attachments

NSO Form	Last Updated 1/22/2019

NOTIFICATION OF NON-STATUTORY STOCK OPTION AWARD

UNDER THE FLEXSTEEL INDUSTRIES, INC. OMNIBUS STOCK PLAN

Name of Optionee:
Effective Date:
Number of Shares Covered:	Date of Grant:
Exercise Price Per Share:	Expiration Date:

Flexsteel Industries, Inc. (the “Company”) hereby grants you an option (the “Option”) under this Notification of Non-Statutory Stock Option Award (this “Notification of Award”), under the Flexsteel Industries Inc. Omnibus Stock Plan (the “Plan”). (See Attachment C, “Omnibus Stock Plan.”) The Options granted under this Notification of Award are subject to the following terms and conditions:

1.	Stock Option. The Option is not intended to be an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code (the “Code”).

2.	Purchase Price. The purchase price of the Stock is the Exercise Price Per Share, which shall not be less than the Fair Market Value of the Stock on the Date of Grant.

3.	Expiration Date. Unless the right to exercise the Option is terminated earlier under Section 7, the Option will expire on the Expiration Date. The Expiration Date shall not be more than ten years from the Date of Grant. You are solely responsible for exercising this Option, if at all, prior to its Expiration Date. The Company has no obligation to notify you of this Option’s expiration.

4.	Vesting. The Shares under the Option shall vest pursuant to the following vesting schedule:

Shares	Date

2
NSO Form		Last Updated 1/22/2019

In the event that a Change in Control (see Attachment A, “Definitions”) occurs, then the vesting schedule set forth above shall be automatically accelerated so that all Shares purchased or purchasable upon exercise of this Option shall become fully vested, effective as of the effective time of the Change in Control.

5.	Exercise Period. The Option may only be exercised prior to the Expiration Date. Your right to exercise some or all of the Option may be terminated before the Expiration Date as provided in Section 7, relating to termination of your employment. In all cases, you may only exercise the Option to the extent the Option has vested as stated in the Notification of Award.

6.	Transferability. The Option may be exercised during your lifetime only by you and any exercise must be prior to the Expiration Date. You may not transfer the Option, other than by will or the laws of descent and distribution.

7.	Termination of Employment. All of your rights in this Option, to the extent not previously vested and exercised, shall terminate upon your termination of employment except as described in this Section 7. With respect to the vested and exercisable portion of the Option, and subject to subsection (f):

(a)       In the event of your termination of employment due to reasons other than death, Disability, Termination for Cause (see Attachment A, “Definitions”) or termination on or after your Retirement Date, the Option may be exercised (to the extent exercisable at the date of termination) by you within three months after the date of termination of employment.

(b)       In the event of your termination of employment on or after your Retirement Date, the Option may be exercised (to the extent exercisable at the date of termination) by you within three years after the date of termination of employment.

(c)       In the event of your termination of employment due to Disability, the Option may be exercised in full by you within one year after the date of termination of employment.

(d)       In the event of your termination of employment due to death, the Option may be exercised in full by your estate or by a person who acquires the right to such Option by bequest or inheritance or otherwise by reason of your death, within one year after the date of termination of employment.

(e)       In the event of your Termination for Cause, the Option and your right to exercise the Option shall terminate immediately.

(f)        Notwithstanding anything in this Notification of Award, in no event may the Option be exercised after the Expiration Date.

3
NSO Form		Last Updated 1/22/2019

8.	Method of Exercise; Use of Company Stock.

(a)       The Option may be exercised by delivering written notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company’s Secretary. The notice must state the number of Shares to be purchased, and must be signed by the person exercising the Option. If you are not the person exercising the Option, the person also must submit appropriate proof of his/her right to exercise the Option. The Company may designate a third party to administer the option program in which case the third party may receive any required notice.

(b)       Upon giving notice of any exercise hereunder, you must provide for payment of the purchase price of the Shares being purchased through one or a combination of the following methods:

(i)        Purchase. By paying cash (including check paid to the Company, wire transfer, bank draft, or money order);

(ii)       Delivery of Shares. By delivery or tender to the Company of unencumbered Shares (by actual delivery or attestation) having an aggregate Fair Market Value on the date the Option is exercised equal to the purchase price of the Shares being purchased under the Option, or a combination thereof, as determined by the Committee (provided, however, that no fractional Shares will be issued or accepted);

(iii)      Broker-Assisted Cashless Exercise. By directing a stockbroker designated by the Company to affect a broker assisted cashless exercise to sell Shares issued on exercise of the Option and remitting the proceeds of such sale to the Company; or

(iv)      Net Exercise. By instructing the Company to withhold Shares having an aggregate Fair Market Value on the date of exercise less than or equal to the purchase price of the Shares acquired upon exercise; provided that this method of exercise may only be used to deliver net shares to you and no cash compensation may be provided.

In no event will you be permitted to pay any portion of the purchase price with Shares, through a broker-assisted cashless exercise or through net exercise, if the Committee, in its sole discretion, determines that payment in such manner could have adverse tax or financial accounting consequences for the Company.

9.	Withholding. In any case where withholding is required or advisable under federal, state or local law in connection with any exercise by you under this Notification of Award, the Company is authorized to withhold appropriate amounts from amounts payable to you, or may require that you remit to the Company an amount equal to such appropriate amounts. Upon the exercise of the Option, you may elect, subject to the approval of the Committee and compliance with applicable laws and regulations, to satisfy any withholding requirements, in whole or in part, by having the Company withhold Stock having a Fair Market Value, on the date the tax is to be determined, equal to the standard required withholding rates for non-periodic payments. In no event will the Company be required to permit the exercise of the Option unless the applicable withholding requirements are satisfied.

4
NSO Form		Last Updated 1/22/2019

10.	Changes in Capitalization, Dissolution, Liquidation, Reorganization, Acquisition. The terms stated in the Notification of Award are subject to modification upon the occurrence of certain events as described in Section 16 of the Plan.

11.	Severability. In the event any provision of this Notification of Award is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Notification of Award, and the Notification of Award will be interpreted and enforced as if the illegal or invalid provision had not been included.

12.	No Guarantee of Employment. The Notification of Award will in no way restrict the right of the Company to terminate your employment at any time.

13.	Tax Advice. You acknowledge that you have not looked to or relied upon the Company or any of its officers, directors, optionees, shareholders, accountants or legal counsel for tax advice concerning the tax consequences of the grant to, and your exercise of, the Option and that you have obtained such advice, to the extent you determine that it is necessary, from other sources located by you.

14.	No Shareholder Rights. You will have no rights as a shareholder with respect to any Stock subject to the Option prior to the date of exercise of the Option and, after such date, will only have rights as a shareholder with respect to the Stock acquired upon exercise.

15.	Governing Terms. This Notification of Award is made according to the provisions of the Plan. The terms of the Plan are incorporated by reference in this Notification of Award. Terms used in this Notification of Award have the meanings used in the Plan unless the context clearly requires otherwise. The terms “termination of employment,” “terminate employment,” and similar terms shall mean “Separation from Service” as defined in the Plan. In the event of a conflict between the provisions of the Plan and the provisions of this Notification of Award, the provisions of the Plan will govern.

16.	Resale Restrictions. The resale of Stock acquired upon exercise of awards granted under the Plan is generally not restricted by the terms of the Plan. Resales by participants who are officers or directors of the Company must comply with (i) Rule 144 under the Securities Act of 1933, as amended, and (ii) the six-month short swing profit restrictions under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Board of Directors of Flexsteel Industries, Inc. has adopted Stock Ownership Guidelines (see Attachment D “Stock Ownership Guidelines”). These guidelines are a part of this Notification of Award.

5
NSO Form		Last Updated 1/22/2019

17.	Entire Understanding. This Notification of Award constitutes the entire understanding of you and the Company with respect to the subject matter of this Notification of Award, and, except as otherwise provided in the Plan, may not be amended, changed, modified, terminated, or waived other than by written instrument signed by you and the Company. This Notification of Award supersedes all prior oral or written agreements and understandings between you and the Company concerning the subject matter of the Notification of Award, including any implied or express representations regarding your ownership of any interest in the Company or its property, and any prior oral or written agreements conveying stock option rights to you.

18.	Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting the Option, you acknowledge that: (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of the Option is a one-time benefit that does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) all determinations with respect to any such future grants, including but not limited to, the times when options will be granted, the number of shares of Stock subject to each option, the Exercise Price Per Share, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Option is an extraordinary item of compensation that is outside the scope of your employment agreement, if any, with the Company; (f) the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payment, bonus, long-service award, pension or retirement benefit or similar payment; (g) the exercisability of the Option ceases upon termination of employment with the Company for any reason except as may otherwise be explicitly provided in the Plan or this Notification of Award or otherwise permitted by the Committee; (h) the future value of the Stock subject to the Option is unknown and cannot be predicted with certainty; and (i) if the Stock subject to the Option does not increase in value, the Option will have no value.

19.	Forfeiture and Repayment. If you receive or become entitled to receive a payment under this Notification of Award within six months before your Separation from Service with the Company, the Company, in its sole discretion, may require you to forfeit or return the Award, as the case may be, in the event you: (a) engage in Competitive Activity at any time during your employment or within a two-year period after your Separation from Service or (b) engage in Improper Use of Confidential Information at any time. (See Attachment A, “Definitions.”) The Company also reserves the right to require you to pay back to the Company any amount received under the Award as described in Section 18 of the Plan. Further, in no event will you be entitled to an Award under this Notification of Award if you have a Termination for Cause at any time before the payment date of the Award. Any repayment due under this Section 17 or Section 18 of the Plan will be made by you either in the Shares, or in a dollar amount equal to the Fair Market Value of the Shares determined on the date of repayment, you received under the Award. The Committee, in its discretion, will determine which method of payment is acceptable. Further, in no event will you be entitled to an Award under this Notification of Award if you have a Termination for Cause at any time prior to the payment date.

6
NSO Form		Last Updated 1/22/2019

20.	Beneficiary Designation. If your employment is terminated as a result of your death, someone other than you may become entitled to exercise this Option, as provided in Section 7 of this Notification of Award. The Plan permits you to designate a beneficiary to exercise the vested portion of this Option in the event of your death. Any beneficiary can be named and you may change your beneficiaries at any time by submitting such designation, in writing, to the Company. (See Attachment B, “Beneficiary Designation of Employee”)

FLEXSTEEL INDUSTRIES, INC.:

By:
Its:

OPTIONEE:

[NAME]

7
NSO Form		Last Updated 1/22/2019

ATTACHMENT A

Definitions

The Capitalized terms used in this Notification of Award have the meanings set forth below.

“Change in Control” means any of the following but only if such event meets the definition of “change in control” for purposes of Section 409A of the Code):

(i)	Any individual, entity or group becomes a “Beneficial Owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of at least thirty percent (30%) but less than fifty percent (50%) of the voting stock of the Company in a transaction that is not previously approved by the Board of Directors of the Company;

(ii)	Any individual, entity or group becomes a Beneficial Owner, directly or indirectly, of at least fifty percent (50%) of the voting stock of the Company;

(iii)	The person who were directors of the Company immediately prior to any contested election or series of contested elections, tender offer, exchange offer, merger, consolidation, other business combination, or any combination of the foregoing cease to constitute a majority of the members of the Board of Directors immediately following such occurrence;

(iv)	Any merger, consolidation, reorganization or other business combination where the individuals or entities who constituted the Company’s shareholders immediately prior to the combination will not immediately after the combination own at least fifty percent (50%) of the voting securities of the business resulting from the combination;

(v)	The sale, lease, exchange, or other transfer of all or substantially all the assets of the Company to any individual, entity or group not affiliated with the Company;

(vi)	The liquidation or dissolution of the Company; or

(v)	The occurrence of any other event by which the Company no longer operates as an independent public company.

“Competitive Activity” means any of the following regardless of whether it is undertaken, directly or indirectly, on your own behalf or on behalf of any person or entity other than the Company, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, contractor, consultant or otherwise:

(i)	Engaging in any business activity, in any geographic market in which the Company is then engaged in business that is competitive with the business of the Company; or

(ii)	Hiring or soliciting for employment any person who is then an employee of the Company; or

8
NSO Form		Last Updated 1/22/2019

(iii)	Inducing or attempting to induce any person to end his or her employment relationship with the Company; or

(iv)	Soliciting business concerning any business (as described in Section (i) above) from any person or entity who is, or who was, a client, customer, prospective client or prospective customer of the Company; or

(v)	Taking any action to divert business from, or inducing or attempting to induce any customer or prospective customer or any vendor, supplier or other business relation to cease doing business with the Company.

“Improper Use of Confidential Information” means:

(i)	Any use or disclosure of Confidential Information except as required for the performance of your duties as an employee of the Company;

(ii)	Any act or omission that directly or indirectly would materially reduce the value of Confidential Information except for such acts or omissions that are required for the performance of your duties as an employee of the Company.

(iii)	Notwithstanding anything in Sections (i) or (ii) above, Improper Use of Confidential Information does not include:

(A)	any disclosure, use or other act or omission that is expressly authorized in writing, in advance by the Company; or

(B)	any required disclosure of Confidential Information by law or legal process, if: (x) you provide prompt notice to the Company in writing, and prior to disclosing any Confidential Information, so that the Company may elect to seek an appropriate protective order to prevent disclosure at the Company’s option and expense; and (y) you cooperate with the Company in any efforts to seek a protective order.

9
NSO Form		Last Updated 1/22/2019

For purposes of this definition, “Confidential Information” means any non-public information regarding the Company or any of its owners, directors, representatives, agents, employees, suppliers, vendors, shareholders, members, clients, customers, or other third parties or entities with whom the Company does business and which you have learned or developed in the past as a result of your employment by or association with the Company or which you learn or develop while providing services to the Company. Confidential Information includes, but is not limited to, trade secrets, information about customers, prospective customers, marketing strategies, business strategies, sales strategies, products, services, key personnel, suppliers, pricing, technology, computer software code, methods, processes, designs, research, development systems, techniques, finances, accounting, purchasing, forecasts, or planning. All information disclosed to you or to which you obtain access in whatever form, whether originated by you or by others, during the period that you provide services to the Company will be presumed to be Confidential Information if it is treated by the Company as being Confidential Information or if you have a reasonable basis to believe it to be Confidential Information. For these purposes, Confidential Information will not include knowledge or information: (i) that is now or subsequently becomes generally publicly known, other than as a direct or indirect result of Improper Use or Disclosure of Confidential Information by you; or (ii) that is independently made available to you in good faith by a third party who has not violated any legal duty or confidential relationship with the Company.

“Termination for Cause” means the involuntary termination of a Participant’s employment with the Company as a result of dishonesty, fraud, misappropriation of funds, theft relating to the Participant’s position, harassment, an act of violence, acts punishable by law, misconduct as described in the Flexsteel Industries, Inc. Employee Handbook, as amended from time to time, or such other serious misconduct as will be determined by the Company to constitute conduct that warrants forfeiture pursuant to the Plan and this Notification of Award.

10
NSO Form		Last Updated 1/22/2019

ATTACHMENT B

FLEXSTEEL INDUSTRIES, INC.

OMNIBUS STOCK PLAN

NON-QUALIFIED STOCK OPTION

BENEFICIARY DESIGNATION OF EMPLOYEE

Under the Flexsteel Industries, Inc. Omnibus Stock Plan, I, ________________________________, hereby designate the following as beneficiary of any portion of my award which has been earned according to the terms of the Plan and unpaid at the time of my death.

A.       Primary Beneficiary: _____________________________________

B.       Contingent Beneficiary: ___________________________________

Signature:

Name:

Date:

*This election is valid until a later dated designation is completed and filed with the Company.

11
NSO Form		Last Updated 1/22/2019

ATTACHMENT C

FLEXSTEEL INDUSTRIES, INC.

OMNIBUS STOCK PLAN

12
NSO Form		Last Updated 1/22/2019

ATTACHMENT D

STOCK OWNERSHIP GUIDELINES

13
NSO Form		Last Updated 1/22/2019